EXHIBIT 99.1

                           MILITARY RESALE GROUP, INC.
                              2180 EXECUTIVE CIRCLE
                           COLORADO SPRINGS, CO 80906
                           TELEPHONE:     719-391-4564
                           FACSIMILE:     719-391-4565


FOR  IMMEDIATE  RELEASE:

COLORADO SPRINGS, CO - - TUESDAY, DECEMBER 10, 2002- MILITARY RESALE GROUP, INC. (OTCBB - MYRG) reported today that it has received a number of inquiries regarding two Notices of Proposed Sale of Securities on Form 144 that have been filed with the Securities and Exchange Commission by Richard Spradling, each relating to the proposed sale of 100,000 shares of the Company's common stock. To the Company's knowledge, Mr. Spradling is not currently, and was not at the time of such filings, a registered holder of shares of common stock of the Company.

"We have received a number of inquiries regarding the two Notices of Proposed Sale of Securities filed by Mr. Spradling," stated Edward Whelan, Chief Executive Officer of the Company. It is the Company's understanding that Mr. Spradling is a minority shareholder in the Company's Delaware subsidiary that is 98.2% owned by the Company. The subsidiary shares are separate and distinct from the shares of the Company, and we know of no actively trading market for such shares. The Company has no obligation to purchase the subsidiary shares owned by Mr. Spradling nor are such shares convertible into shares of common stock of the Company. While the Company has in the past, from time to time, had discussions with Mr. Spradling regarding the possible purchase by the Company of the shares of subsidiary stock owned by Mr. Spradling, no discussions are ongoing at this time.

Military Resale Group is a regional distributor of grocery and household items specializing in distribution to the military market. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. Its operations are currently directed to servicing the commissary at each of six military installations located in Colorado, Wyoming and South Dakota, including the Air Force Academy located in Colorado Springs, Colorado. The Company is approved by the Department of Defense to contract with military commissaries and exchanges.

SAFE  HARBOR  PROVISIONS

Some of the statements contained in this press release discuss future expectations, projections of sales, results of operations, financial conditions or licensee production or state other "forward-looking" information (as defined

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in Section 21E of the Securities Exchange Act of 1934).  Such information can be identified by the use of "may," "will," "should," "expect," " anticipate," "estimate," "continue," or other similar words. These statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements. When considering such forward-looking statements, the reader should keep in mind these risk factors and their possible implications. Because the Company's common stock is considered a "penny stock," as defined by the regulations of the Securities and Exchange Commission, the safe harbor for forward-looking statements does not apply to statements made by the Company.

The Company believes that the information contained in this press release is accurate as of its date of publication. The Company disclaims any obligation to update information it has released. This release may appear on a website that contains links or frames to sites operated by third parties. The Company assumes no responsibility for the accuracy or completeness of information on such third-party sites.



COMPANY  CONTACT:
-----------------

Mr.  Ethan D. Hokit, President
Telephone:   719-391-4564
Email:  Ehokit@militaryresalegroup.com


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